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EXHIBIT 99.1

Lattice Semiconductor Promotes Steven A. Laub to President

    HILLSBORO, Ore., Oct. 30, 2001—Lattice Semiconductor Corporation today announced that Steven A. Laub has been promoted to President and elected to the Company's Board of Directors. Mr. Laub will continue to report to Cyrus Tsui, Chairman and Chief Executive Officer.

    Mr. Laub joined Lattice in 1990 as Vice President and General Manager. In 1996 he was promoted to Chief Operating Officer. Prior to joining Lattice he served as a Vice President at Bain & Company, a leading international consulting firm.

    "I am very pleased to announce the promotion of Steve Laub," commented Cyrus Tsui. "Lattice has benefited greatly over the last eleven years from Steve's many contributions across our operation. Today's announcement reflects the confidence the Board and I have in him. We believe his experience, leadership and dedication will be invaluable as we continue to build a strong and successful Company."

    The foregoing paragraph contains forward-looking statements within the meaning of the Federal Securities laws including statements about future events. Investors are cautioned that actual events and results could differ materially from these statements as a result of a number of factors, including market conditions and other risk factors identified in our public securities filings. Oregon-based Lattice Semiconductor Corporation designs, develops and markets the broadest range of high-performance ISP(TM) programmable logic devices PLDs) and offers total solutions for today's advanced logic designs.

    Lattice products are sold worldwide through an extensive network of independent sales representatives and distributors, primarily to OEM customers in the communication, computing, industrial and military end markets. Company headquarters are located at 5555 N.E. Moore Court, Hillsboro, Ore. 97124 USA; Telephone 503/268-8000; FAX 503/268-8037. For more information access our web site at: www.latticesemi.com.

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  EXHIBIT 99.1